UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2020

AGROFRESH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
001-36316	46-4007249
(Commission File Number)	(I.R.S. Employer Identification Number)

One Washington Square 510-530 Walnut Street, Suite 1350 Philadelphia, PA	19106
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (267) 317-9139
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AGFS	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	AGFSW	The Nasdaq Stock Market LLC

Item 8.01 Other Events.

AgroFresh Solutions, Inc. (the “Company”) is filing this Form 8-K to provide certain information in addition to that set forth in the definitive proxy statement (the “Definitive Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2020 relating to, among other things, the Investment Agreement, dated as of June 13, 2020 (the “Investment Agreement”), between the Company and PSP AGFS Holdings, L.P. (the “Investor”), pursuant to which, subject to certain closing conditions, the Investor has agreed to purchase in a private placement an aggregate of $150,000,000 of new preferred stock of the Company (the “Private Placement”). This Form 8-K should be read in conjunction with the disclosures contained in the Definitive Proxy Statement. Nothing in this Form 8-K shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The “Reasons for the Private Placement” section on page 40 of the Definitive Proxy Statement is supplemented by adding the following at the beginning of that section:

On July 31, 2015, in connection with the consummation of the Business Combination, certain of our subsidiaries entered into a Credit Agreement (the “Credit Facility”) with Bank of Montreal, as administrative agent, and certain other banks and other entities, including BMO Capital Markets Corp. (“BMO”), as joint lead arrangers and joint bookrunners, joint physical bookrunners, syndication agent and/or lenders. The Credit Facility consists of a $425 million term loan (the “Term Loan”), with an amortization equal to 1.0% per year, and a $25 million revolving loan facility (the “Revolving Loan”). The Term Loan has a scheduled maturity date of July 31, 2021, and the Revolving Loan has a scheduled maturity date of April 1, 2021. The obligations under the Credit Facility are secured by liens on substantially all of the assets of certain subsidiaries of the Company, including the common stock of certain subsidiaries. As of March 31, 2020, there was $404.8 million outstanding under the Term Loan and no balance outstanding under the Revolving Loan. As previously disclosed, if the Company is unable to obtain additional debt or equity capital, restructure or refinance its indebtedness, or avail itself of alternative actions, the Term Loan will become a current liability of the Company in the third quarter of 2020, which could raise doubts about the Company’s ability to continue as a going concern.

In anticipation of the scheduled maturity of the Term Loan, in October 2018 the Company retained (i) BMO and two other investment banks as joint managing underwriters of, joint managing placement agents for, or joint managing initial purchasers in, a private placement of senior notes, substantially all of the proceeds of which were to be used to refinance the Term Loan, and (ii) BMO and two national banks as joint bookrunners and joint lead arrangers for proposed senior secured credit facilities to replace the balance of the Term Loan. That effort was not successful, and the Company terminated the process in November 2018.

During the balance of 2018, and throughout 2019 and until early 2020, the Company explored, independently and through BMO, a number of potential alternative refinancing options, including equity and subordinated debt financings and other potential strategic transactions. As part of the Company’s and BMO’s discussions regarding potential refinancing options or other strategic transactions, between August and December of 2019 the Company entered into non-disclosure agreements and engaged in discussions with seven private equity firms regarding potential equity investments in, or other potential transactions with, the Company.

In December 2019, the Company received an unsolicited letter from PSP, expressing an interest in a potential investment in the Company. After negotiating and entering into a non-disclosure agreement with PSP, Company management met with representatives of PSP on December 13, 2019, after which, on December 17, 2019, PSP provided the Company with a non-binding summary of proposed terms for a potential preferred equity investment in the Company concurrent with a refinancing of the Company’s indebtedness. The term sheet contemplated an initial investment of $150 million, with an additional $50 million available for one year following the closing to support growth investments.

Following receipt of the non-binding summary of proposed terms from PSP, the Company determined to seek competitive proposals from other potential investors. Accordingly, in January through April of 2020, the Company and BMO continued to have discussions with certain private equity firms regarding potential financing transactions. In March 2020, the Board delegated authority to solicit proposals for potential refinancing transactions and to make recommendations to the full Board regarding such transactions to the executive committee of the Board, comprised of Ms. Dicciani, Ms. Devine, Mr. Campbell and Mr. Kraef, and subsequently transferred such delegation of authority to a special committee of the Board, comprised of Ms. Dicciani, Ms. Devine and Mr. Campbell (the “Committee”).

In April 2020, BMO formally invited a total of 12 private equity firms that had entered into non-disclosure agreements with the Company and expressed an interest in a potential investment in the Company (including PSP) to submit a proposal for a junior capital investment in the Company in order to facilitate a refinancing of the Credit Facility. As a result of that process, the Company ultimately received non-binding proposals from six firms. Of those six firms, four (including PSP) proposed a preferred equity financing, one (“Party A”) proposed a second lien term loan plus warrants, and one proposed a unitranche debt facility to completely refinance the Credit Facility, plus the issuance of 50 million warrants.
The Committee determined that the proposal from Party A had, at the time, superior terms as compared to other proposals, and authorized management to seek to negotiate a binding agreement with Party A. The Committee’s determination was based on a number of factors, including the economic, governance and other proposed terms of the six proposals and an analysis by BMO regarding the potential impact on the Company’s share price of the proposals. After negotiations between the Company’s and Party A’s respective legal counsel, on May 3, 2020 the Company and Party A entered into a letter agreement that provided for a limited period of exclusivity that would commence on May 13, subject to Party A confirming its intention at that time to continue negotiating a proposed transaction on economic terms substantially the same as those set forth in an agreed non-binding term sheet. Between May 3 and May 12, 2020, Party A engaged in extensive due diligence and, on May 13, 2020, advised the Company that it was no longer interested in pursuing the proposed transaction.

Following Party A’s decision to not proceed, the Board authorized and directed BMO to engage in parallel negotiations of the economic and other key terms of the proposals received from PSP as well as three of the other interested investors. The Board and the Committee met frequently with Company management and BMO during this process, and BMO provided the Board and the Committee on a regular basis with its analysis regarding the potential impact on the Company’s share price of the proposals received. After receipt of “best and final” proposals from all four firms, the Committee determined that the proposal from PSP was the best alternative, based in part on BMO’s analysis on the potential impact on the Company’s share price and other factors the Committee deemed relevant, including the perceived speed and certainty of signing a definitive agreement and closing the proposed transaction, the potential investors’ strategic alignment with the industries in which the Company operates, the level of governance rights sought by the potential investors and the complexity of the respective proposals. Neither the Committee nor the Board obtained a fairness opinion from BMO or any other party in connection with the Private Placement. Based on the Committee’s determination, the Committee authorized management to negotiate a limited exclusivity agreement with PSP, which was signed on May 22, 2020.

Between May 22 and June 13, 2020, the Company, through BMO and its legal counsel, negotiated with PSP and its legal counsel the terms of the Investment Agreement and the related agreements. During this time, PSP and its legal counsel negotiated with R&H and its counsel the terms of the Voting and Support Agreement executed on June 13, 2020, and the Company, R&H, PSP and their respective legal counsel negotiated the terms of the side agreement executed on that date.

Pursuant to the terms of the Company’s engagement letter with BMO with respect to the refinancing of the Credit Facility (including the Private Placement), which was entered into on June 6, 2020, BMO will be entitled to receive a fee, currently estimated to be approximately $9.7 million, which fee will only be due and payable upon the successful closing of the refinancing of the Credit Facility (including the Private Placement). An international bank that is serving as an additional lead arranger of the refinanced senior credit facility to be entered into simultaneously with the closing of the Private Placement (the “New Facility”) will also receive a fee upon the closing of the New Facility (but will not receive any fee on account of the Private Placement). The full amount of the fee payable to BMO is due and payable upon the closing of the refinancing of the Credit Facility (including the closing of the Private Placement), and is not contingent upon the outcome of this Proposal No. 4. The Company has also agreed to indemnify BMO and the additional lead arranger for the New Facility against certain liabilities and reimburse them for certain expenses in connection with their services. The Company has previously engaged BMO in connection with certain other potential transactions following the consummation of the Credit Facility, none of which were consummated, but has not paid any compensation to BMO in connection with any such other engagement and has no obligation to do so. The Company paid BMO approximately $5.8 million in fees in July 2015 on account of BMO’s services in connection with the Credit Facility. BMO may, in the future, provide additional investment banking and financial advisory services to the Company or entities that are affiliated with the Company, for which BMO would expect to receive compensation.

The Definitive Proxy Statement is supplemented by the addition of a new section entitled “Stockholder Litigation” immediately prior to the “Board Recommendation” section on page 41 as follows:

Stockholder Litigation

On July 7, 2020, Parul Bansal, a purported stockholder of the Company, filed a Class Action Complaint in the Court of Chancery of the State of Delaware (the “Chancery Court”), styled Bansul v. Campbell et al., C.A. No. 2020-0548-JRS (the “Bansal Action”), and a motion for expedited proceedings and motion for preliminary injunction seeking an order from the Chancery Court enjoining the Annual Meeting unless and until the Company makes disclosures regarding this Proposal No. 4. The stockholder plaintiff in the Bansal Action asserts that the Board should have disclosed additional material information in connection with this Proposal No. 4.

On July 14, 2020, Eric Sabatini, a purported stockholder of the Company, filed a Class Action Complaint in the United States District Court for the District of Delaware, styled Eric Sabatini v. AgroFresh Solutions, Inc. et al., seeking, among other things, an injunction against the consummation of the Private Placement and an order directing the Company to disseminate a proxy statement with additional disclosures regarding this Proposal No. 4.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: July 22, 2020

AGROFRESH SOLUTIONS, INC. By: /s/ Thomas Ermi Name: Thomas Ermi Title: Vice President and General Counsel